Exhibit 10.1

AMERISAFE, INC.

2022 Equity and Incentive compensation plan
LONG-TERM INCENTIVE AWARD AGREEMENT

THIS LONG-TERM INCENTIVE AWARD AGREEMENT (this “Agreement”), dated as of _________________, is entered into by and between AMERISAFE, Inc., a Texas corporation (the “Company”), and _______________ (the “Grantee”). Where the context permits, references to the Company shall include any successor to the Company. Any capitalized term that is used, but not defined, in this Agreement shall have the meaning assigned to such term in the AMERISAFE, Inc. 2022 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”).

1. Grant of Long-Term Incentive Award. Pursuant to Section 10 of the Plan, the Company has granted to the Grantee, effective as of _______________ (the “Grant Date”), a long-term incentive award (the “Long-Term Incentive Award”) with a target value of $XX,XXX (the “Target Award”), subject to all of the terms and conditions of this Agreement, the Plan, and the Statement of Performance Goal approved by the Committee with respect to the Long-Term Incentive Award and communicated to the Grantee (the “Statement of Performance Goal”). The actual amount, if any, to be paid to the Grantee in respect of the Long-Term Incentive Award will be determined and certified by the Committee pursuant to the terms of this Agreement and the Statement of Performance Goal; provided, however, that the Committee shall have the right in its sole discretion to adjust the amount of the Long-Term Incentive Award determined in accordance with the Statement of Performance Goal.

2. Performance Period. The Performance Period applicable to the Long-Term Incentive Award shall be the period set forth in the Statement of Performance Goal.

3. Vesting and Payment of Long-Term Incentive Award. The Long-Term Incentive Award will be subject to the following vesting provisions:

(a) Normal Vesting and Payment. Subject to the terms of Sections 3(b) and 3(c), if the Grantee remains employed by the Company or a Subsidiary through the end of the Performance Period, the Grantee will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award equal to the product of (i) the Target Award and (ii) the Achievement Percentage (as defined in the Statement of Performance Goal) (such amount, the “Award Amount”), payable as set forth in Section 3(e).

(b) Vesting and Payment Upon Certain Terminations. Notwithstanding anything set forth in Section 3(a) to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates prior to the end of the Performance Period as a result of the Grantee’s death, Disability or Retirement, then the Grantee (or the Grantee’s beneficiary, if applicable) will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award, payable on the Payment Date, equal to the product of (i) the Award Amount determined pursuant to this Agreement and the Statement of Performance Goal and (ii) the applicable percentage set forth in the table below (the “Applicable Termination Percentage”), provided that as of the Payment Date, the Grantee is and has since the Grant Date been in compliance with all Company policies applicable to the Grantee and all of the Grantee’s obligations under any agreements between the Company or a Subsidiary, on the one hand, and the Grantee, on the other hand.

Date of Termination	Applicable Termination Percentage
Within six months following the commencement of the Performance Period	0%
After six months following commencement of the Performance Period but within 18 months following the commencement of the Performance Period	33 1/3%
After 18 months following commencement of the Performance Period but within 30 months following the commencement of the Performance Period	66 2/3%
After 30 months following the commencement of the Performance Period	100%

(c) Vesting Following Change in Control. Notwithstanding anything set forth in this Agreement to the contrary, if a Change in Control occurs prior to the earlier of (i) the Payment Date and (ii) the forfeiture of the Long-Term Incentive Award pursuant to Section 3(d), then the Long-Term Incentive Award shall continue in accordance with its terms; provided, however, that if the Grantee’s employment with the Company and its Subsidiaries is terminated subsequent to such Change in Control but prior to the end of the Performance Period either (x) by the Company without Cause or (y) by the Grantee for Good Reason, then the Grantee will be entitled to receive an amount in full satisfaction of the Long-Term Incentive Award, payable on the Termination Date, equal to the Target Award.

(d) Forfeiture. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries prior to the end of the Performance Period for any reason other than those specified in Sections 3(b) or 3(c), the Long-Term Incentive Award shall be forfeited, and neither the Company nor any Subsidiary shall have any obligation to make any payment to the Grantee in respect of the Long-Term Incentive Award.

(e) Payment of Long-Term Incentive Award. The Long-Term Incentive Award shall be paid to the Grantee (or the Grantee’s beneficiary, if applicable) in a number of Common Shares (rounded up or down to the nearest whole Common Share) equal to (i) the amount, if any, of the Long-Term Incentive Award determined pursuant to the applicable subsection of this Agreement, divided by (ii) the Value per Share, payable in the calendar year following the final day of the Performance Period, provided that in no event shall any such delivery occur later than the first anniversary of the final day of the Performance Period (such date on which payment of the Long-Term Incentive Award is made, the “Payment Date”). As used in this Agreement, “Value per Share” means the volume weighted trading price per Share for the 10 trading days immediately preceding the date the Award Amount is approved by the Committee. In the event that the number of Common Shares issuable on the Payment Date would result in the Company issuing a greater number of Common Shares than permitted under the Plan, the Committee may authorize all or a portion of the Long-Term Incentive Award to be paid in cash. In addition, following a Change in Control, the Committee may authorize payment of any earned Long-Term Incentive Award in cash.

(f) Definition of Disability. For purposes of this Agreement, “Disability” means that the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan, or disability plan, covering employees of the Company or a Subsidiary.

(g) Definition of Retirement. For purposes of this Agreement, “Retirement” means a voluntary termination of the Grantee’s employment for any reason more than 179 days after the Grant Date; provided, that as of the date of such termination, the Grantee: (i) has at least ten years of service as an employee of the Company or a Subsidiary; (ii) has attained the age of 60; and (iii) has not, as of the Payment Date, obtained substantial employment or service as a consultant to any person or entity (other than with the Company or its Subsidiaries) engaged in the business of the Company or its Subsidiaries.

4. Restrictions on Transfer. Subject to Section 16 of the Plan, neither the Long-Term Incentive Award evidenced hereby nor any interest therein or in any Common Shares related to such Long-Term Incentive Award shall be transferable prior to payment to the Grantee pursuant to Section 3(e) hereof other than by will or pursuant to the laws of descent and distribution.

5 Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by the Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If the Grantee’s benefit is to be received in the form of Common Shares, then, if so permitted by the Committee, the Company may withhold Common Shares having a value equal to the amount required to be withheld. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the Grantee’s income. Unless otherwise determined by the Committee, the market value of Common Shares to be withheld pursuant to this Section 5 to satisfy applicable withholding taxes or other amounts will not exceed the minimum amount of taxes required to be withheld. The Committee may, at its discretion, adopt any alternative method of providing for taxes to be withheld. Notwithstanding the foregoing, in no event shall the Company be required to withhold or accept Common Shares for payment of any taxes if, in the good faith determination of the Committee, such withholding or acceptance of Common Shares may result in breach of the terms of an agreement that is currently in effect and to which the Company is a party.

6. Adjustments. The terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 12 of the Plan.

7. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

8. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the Long-Term Incentive Award.

9. Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Texas.

10. Amendments. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may materially impair the rights of the Grantee with respect to the Long-Term Incentive Award unless agreed to by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company; but provided, further, that neither the Grantee’s consent nor a signed writing shall be required with respect to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

11. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

AMERISAFE, Inc.

2301 Hwy 190 West

DeRidder, LA 70634

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Grantee.

12. Clawback and Recoupment.

(a) In its discretion, the Committee may require repayment to the Company of all or any portion of the Cash Incentive Award (i) (x) if the amount paid was calculated based upon the achievement of Management Objectives or other performance factors (as set forth on Exhibit A) that were subsequently affected as a result of a restatement of the Company’s statutory financial statements and (y) the amount payable to the Participant would have been lower than the amount actually paid to the Participant, or (ii) in the event of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission. This discretionary authority of the Committee under this Section 4 is not conditioned on the Participant having engaged in misconduct that caused or contributed to the need for any such restatement. This Section 3 is not the Company’s exclusive remedy with respect to such matters.

(b) The Participant acknowledges and agrees that this Agreement and the award described herein are also subject to the terms and conditions of the AMERISAFE, Inc. Clawback Policy adopted October 24, 2023 (as may be amended and restated from time to time, the “Clawback Policy”), which are incorporated herein by reference. To the extent the Clawback Policy is applicable to the Participant, it creates additional rights for the Company with respect to the Participant’s Cash Incentive Award and other applicable compensation, including, without limitation, long-term incentive compensation awards granted to the Participant by the Company. Notwithstanding any provisions in this Agreement to the contrary, any awards granted under the Plan and such other applicable compensation, including, without limitation, long-term incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) any Company clawback or recoupment policy, including the Clawback Policy, the recoupment rights set forth in Section 4(a) of this Agreement, and any other policies that are adopted by the Company, whether to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (ii) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting the Cash Incentive Award under the Plan and pursuant to this Agreement, the Participant consents to be bound by the terms of the Clawback Policy, if applicable, and agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup the Cash Incentive Award, any gains or earnings related to the Cash Incentive Award, or any other applicable compensation, including, without limitation, long-term incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code. The Participant acknowledges and agrees that the Company will not indemnify the Participant against the loss of any erroneously awarded compensation subject to recoupment under the Clawback Policy or reimburse the Participant for premiums paid for an insurance policy to fund potential recovery obligations.

13. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

14. No Right to Future Awards or Employment. The grant of the Long-Term Incentive Award under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Grantee at any time.

15. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

16. Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

17. Integration. The Long-Term Incentive Award is granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and the Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Long-Term Incentive Award.

18. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Long-Term Incentive Award and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Acknowledgements. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by a duly authorized officer, and the Grantee has duly executed and delivered this Agreement, as of the date first written above.

AMERISAFE, INC.

By:

Name: G. Janelle Frost

Title: President and CEO

GRANTEE

_____________________________________